Avnet, Inc. 2211 South 47 Street Phoenix, AZ 85034

PRESS RELEASE

May 10, 2002

Avnet, Inc. Chairman Speaking at the Merrill Lynch
23rd Annual EMS, Connector & Passive Components Conference

Roy Vallee, chairman and chief executive officer of Avnet, Inc. (NYSE:AVT) will be speaking at the Merrill Lynch 23rd Annual EMS, Connector & Passive Components Conference in New York at the St. Regis Hotel on Tuesday, May 14. Vallee will begin his presentation at 8:40am EST.

If you are interested in listening to Vallee’s remarks, an audio broadcast of the meeting will be available on the Investor Relations homepage of the Avnet, Inc. web site, http://www.avnet.com/corporate/investors/calendar.html. A replay will be available on the Investor Relations Calendar of Events page on the Company’s web site http://www.avnet.com.

Management of Avnet, Inc. may, from time to time, comment on expectations relative to Avnet’s future financial performance during discussions with investors, the media, investment analysts, and others. To the extent management’s expectations differ during those discussions from the comments made by management, such new expectations will be posted on the Investor Relations home page of Avnet’s web site.

If you have any questions, please contact Becky McMaster at 480-643-7294 or by e-mail at becky.mcmaster@avnet.com

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s Web site is located at www.avnet.com.

Avnet, Inc. * 2211 South 47 Street * Phoenix, Arizona 85034 * Telephone: (480) 643-7291 * Fax: (480) 643-7370